SCHEDULE 14A
Proxy StatementPursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __)

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MODUSLINK GLOBAL SOLUTIONS, INC.
(Name of Registrant as Specified In Its Charter)

PEERLESS SYSTEMS CORPORATION
TIMOTHY E. BROG
JEFFREY A. WALD
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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For Immediate Release:

Peerless Systems Mails Proxy Statement and Letter to ModusLink Global Solutions, Inc. Shareholders

Stamford, Connecticut December 15, 2011 — Peerless Systems Corporation (Nasdaq: PRLS) announces that earlier this week it mailed a Proxy Statement and GOLD proxy card for solicitation of proxies from the shareholders of ModusLink Global Solutions, Inc. for use at ModusLink’s Annual Meeting scheduled for January 20, 2012.  Included in the mailing was a letter to ModusLink shareholders which is set forth below:

                                                                                                           December 7, 2011

Fellow ModusLink Shareholders:

IT IS TIME FOR A CHANGE AT MODUSLINK

We are Peerless Systems Corporation, a large shareholder of ModusLink Global Solutions, Inc., and we are seeking your support for the election of our two highly-qualified, independent nominees to the ModusLink Board of Directors.  We are seeking representation on ModusLink’s eight-member Board because we believe that the current Board of Directors and management team have collectively failed to safeguard shareholder value and are responsible for the destruction of approximately 94% of the Company’s enterprise value over the past five years.

This proxy contest is about making a change and holding individual members of management and the Board accountable.  For instance, over the past three years, management recommended and the Board approved the acquisition of three companies for an aggregate purchase price of $89.7 million.  Almost immediately these transactions proved to be a horrific decision and subsequently the Company has written down these acquisitions by $53 million, equaling a loss of 60% on these investments.  To put this into context, the loss of $53 million of value was two times greater than the enterprise value of ModusLink on September 28, 2011, the day prior to Peerless’ public announcement of our intention to solicit proxies for our independent nominees (the “Announcement Date”).  Who on the Board or in management was held responsible for these money losing acquisitions?  No one.

Based upon the poor operating performance of the Company, the weak track record of ModusLink’s Directors and the chronic decline in the price of ModusLink common stock, we lack confidence in the ability of the ModusLink Board to maximize shareholder value going forward.  We also question their capability and willingness to make the tough decisions to improve the performance of the Company.

The ModusLink Board and management have been responsible for the Company’s disastrous performance over the past five years.  If you share our dissatisfaction with the status quo, please join us to send a clear message to the ModusLink Board and help elect our independent nominees at the Company’s Annual Meeting to be held on January 20, 2012.

“We remain confident that we have the right long-term strategy in place to grow shareholder value,” said Joe Lawler, ModusLink Chief Executive Officer.

Year after year, quarter after quarter, conference call after conference call, we have been told by Joe Lawler, that ModusLink had the right strategy in place to achieve long-term growth and increase shareholder value.   Two full years ago, Joe Lawler stated “we remain confident that we have the right long-term strategy in place to grow shareholder value.”  The day after that promise was made by Joe Lawler during the Company’s conference call held on December 7, 2009, Moduslink’s common stock closed at $8.85 per share.  On the Announcement Date, ModusLink’s common stock closed at $3.35 per share.  This represents a decline in ModusLink common stock price of 62%.  Clearly, the Company has not grown shareholder value and continues to struggle to find the right long term strategy.

MODUSLINK’S PERFORMANCE OVER THE PAST FIVE YEARS
HAS BEEN DISASTROUS FOR SHAREHOLDERS

When measured by virtually any financial yardstick, ModusLink’s performance over the last five years has been disastrous for the Company's shareholders.  Consider the following points, each of which is further discussed in our proxy statement:

•
Since Joe Lawler became Chief Executive Officer of the Company in August 2004 (up until the Announcement Date), ModusLink’s common stock price has declined approximately 69%, wiping out $418 million in shareholder value.

•
During the Company’s past five fiscal years from August 1, 2006 through July 31, 2011, which is the time period Joe Lawler has been Chief Executive Officer and Chairman of the Board, operating income (excluding impairment of goodwill and restructuring charges), gross profit and revenues have declined, (169.4%), (29.3%) and (23.7%), respectively.

•
The Company has spent stockholder capital on costly initiatives such as implementing SAP Enterprise Resource Planning software for a cost of approximately $32.6 million. Consider that the enterprise value for ModusLink declined from approximately $378 million, from when the project was being integrated at the end of the Company’s fiscal 2007, to approximately $21.8 million on the Announcement Date, representing a stunning 94% decrease in value.

ONCE BITTEN, TWICE SHY

On November 16, 2011, ModusLink announced they had retained Goldman Sachs to undertake a “review of viable strategic alternatives.”  However, based upon ModusLink’s most recent conference call on December 5, 2011, the Company conceded that “Goldman Sachs has worked with us for quite a while, well over a year.”  We strongly suspect that the Company retained Goldman Sachs a year ago to “review strategic alternatives” and determined at the conclusion of that process that maintaining the existing state of the business was the best course of action for shareholders.   It is also our belief that several interested buyers for the Company presented qualified offers representing a premium value for shareholders and, for whatever reason, the Board decided not to pursue any of these offers.  What has changed in the past few months that should convince anyone that a replay of the same process managed by the same investment bank and by the same Board of Directors will result in a different and better outcome for shareholders?

Also on November 16, 2011, ModusLink announced long-overdue governance changes.  Clearly, this Board’s newfound commitment to change is nothing more than a knee jerk reaction to our proxy contest and to the recent call for change coming from numerous other shareholders.  In our opinion, this Board’s hollow promise for meaningful change and the retention of Goldman Sachs continues to lack any credibility whatsoever and is nothing more than a weak and transparent attempt to placate ModusLink’s long-suffering shareholders.

Furthermore, we believe the announcement to initiate a formal process to “review strategic alternatives” lacks any real commitment to improve shareholder value and without appropriate oversight, will result in nothing more than a time consuming and costly endeavor to maintain the status quo.  We simply do not believe there is any credible evidence to support the fact that the Board will undergo a comprehensive and complete strategic review process that will yield the best possible results for shareholders.

IT IS TIME FOR A CHANGE AT MODUSLINK

Shareholders are understandably and justifiably frustrated and angry with the lack of action taken by the ModusLink Board to hold management and itself responsible for chronically declining operating performances, shrinking enterprise value, disastrous acquisitions and a lower stock price.

We are asking for your support to help us make positive changes for the benefit of all ModusLink shareholders and we look forward to your support at the 2011 Annual Meeting.

TO PROTECT YOUR INVESTMENT, PLEASE SIGN, DATE,
AND RETURN THE ENCLOSED GOLD PROXY CARD TODAY!

If you have any questions or need assistance voting your shares, please call D.F. King & Co., Inc. who is assisting us in this solicitation, toll free, at (800) 347-4750.

Thank you for your support.

Timothy Brog Peerless Systems Corporation

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

PEERLESS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) ON DECEMBER 7, 2011 A DEFINITIVE PROXY STATEMENT AND ACCOMPANYING GOLD PROXY CARD RELATING TO PEERLESS’ SOLICITATION OF PROXIES FROM STOCKHOLDERS OF MODUSLINK GLOBAL SOLUTIONS, INC. FOR USE AT THE 2011 ANNUAL MEETING.  PEERLESS STRONGLY ADVISES ALL MODUSLINK STOCKHOLDERS TO READ THE PROXY STATEMENT BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION.

Stockholders are able to obtain free copies of the Proxy Statement filed with the SEC by the Peerless through the website maintained by the SEC at www.sec.gov.  In addition, investors are able to obtain free copies of the Proxy Statement from Peerless by contacting Timothy Brog, Peerless Systems Corporation, 300 Atlantic Street, Suite 301, Stamford, CT 06901.  Peerless and its nominees are soliciting proxies from stockholders of ModusLink Global Solutions, Inc. in connection with the election of directors and other matters. Information concerning these participants and their interests in the solicitation will be set forth in the proxy statement filed with the SEC.

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About Peerless Systems Corporation

Founded in 1982, Peerless historically licensed imaging and networking technologies to the digital document markets.  Effective April 30, 2008, Peerless sold its imaging and networking technologies and certain other assets to Kyocera-Mita Corporation.  Peerless retains certain rights to continue licensing these technologies to customers in the digital document markets.  Peerless is seeking to maximize the value of its licensing business and is exploring various alternatives to enhance stockholder value, potentially through establishing a new venture or acquiring an existing business, as well as through other investment opportunities.

Contact:
Peerless Systems Corporation
Timothy E. Brog
Chief Executive Officer
203-350-0040